Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May 1, 2024, is entered into by and between AST SpaceMobile Inc., a Delaware corporation (the “Managing Member”), AST & Science, LLC, a Delaware limited liability company (the “Operating Company”) and Andrew M. Johnson (the “Executive”). Certain capitalized terms used in this Agreement are defined in Section 12 below.

RECITALS

A.	The Managing Member and the Operating Company (collectively, the “Company”) desire to employ the Executive as Chief Legal Officer of the Managing Member and Operating Company, and to enter into an agreement embodying the terms of such employment; and

B.	The Executive desires to accept such employment, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on May 6, 2024 (the “Effective Date”) and ending on the third (3rd) anniversary of the Effective Date (the “Initial Termination Date”). If not previously terminated in accordance with this Agreement, the Employment Period shall automatically be extended for one additional year immediately following the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date thereafter (each such extension, a “Renewal Term”), unless either the Executive or the Company elects not to so extend the Employment Period by notifying the other party, in writing, of such election (a “Non- Renewal”) not less than sixty (60) days prior to the last day of the Employment Period as then in effect. Notwithstanding anything to the contrary in the foregoing, the Executive’s employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof.

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as Chief Legal Officer of the Managing Member and Operating Company and shall perform such employment duties as are usual and customary for such positions. The Executive shall report directly to the Chief Executive Officer of the Company. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position as Chief Legal Officer of the Managing Member and Operating Company. In the event that the Executive serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement.

(ii) During the Employment Period, and excluding any periods of leave to which the Executive may be entitled, the Executive agrees to devote substantially all of his business time and attention during normal business hours (other than absences due to illness or vacation) to the business and affairs of the Company. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) fulfill limited teaching, speaking and writing engagements, and (C) manage his personal passive investments, in each case, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement, in each case with respect to the foregoing clauses (A) – (C), so long as such activities do not, individually or in the aggregate, materially interfere with Executive’s duties, responsibilities and obligations as set forth herein or directly or indirectly compete with the business of the Company; provided, that with respect to the activities in subclauses (A) and/or (B), the Executive receives prior approval from the Chief Executive Officer of the Managing Member (the “CEO”). For sake of clarity related to the foregoing, the Company and Chief Executive Officer approve of Executive’s service on the Boards of Directors of Hail! Impact, Inc. and Reverb, Inc., both 501(c)3 nonprofit organizations and provide prior approval to Executive to serve on the Board of Directors of one public company during the Employment Period.

(iii) During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s corporate offices located in Miami, Florida (the “Principal Location”), except for travel to other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder.

(b) Compensation, Benefits.

(i) Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary of no less than $250,000 per annum (the “Base Salary”). The Base Salary shall be reviewed annually by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Managing Member (the “Board”) and may be increased from time to time by the Compensation Committee in its sole discretion. The Base Salary shall be paid in accordance with the Company’s normal payroll practices for executive salaries generally, but no less often than monthly and shall be pro-rated for partial years of employment. The Base Salary shall not be reduced after any increase in accordance herewith (other than proportionate to reductions for other executive officers generally) and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased.

(ii) To defray the costs associated with Executive’s relocation to the Miami, Florida, area, the Company shall pay to the Executive a one-time sign-on bonus of $125,000 (the “Relocation Bonus”), which shall be payable in a single lump sum within 90 days following the Effective Date.

(iii) Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs including any medical, life, hospitalization, dental, disability and accidental death and dismemberment plans and programs on the same terms and conditions as those applicable to similarly situated senior executives. In addition, during the Employment Period, the Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(b)(iv) or otherwise shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.

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(iv) Equity Incentive Compensation. As soon as practicable following the Effective Date, the Company will recommend to the Compensation Committee that the Executive be granted an award of 300,000 restricted stock units (the “RSUs”, and such award, the “Equity Award”), subject to the Executive’s continued service with the Company through the vesting date. The Equity Award will vest 25% on each of the first four anniversaries of the Effective Date, subject to your continued employment in good standing through the applicable vesting date. The additional terms and conditions of the Equity Award will be determined by the Compensation Committee and set forth in a separate award agreement in a form prescribed by the Company and consistent with the provisions of this Agreement, and the Equity Award will be governed in all respects by the terms and conditions of the AST SpaceMobile, Inc. 2020 Incentive Award Plan and the applicable award agreement. During the Employment Period, Executive will be eligible to receive additional grants of equity-based awards under the Company’s equity incentive compensation plans, as determined by the Compensation Committee.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company, which shall include all business travel, bar dues, costs of continuing legal education and similar professional expenses.

(vi) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executive officers.

3. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death or Disability during the Employment Period.

(b) Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause by delivery of a Notice of Termination given in accordance with Section 13(d) at least thirty (30) days prior to such termination. At its discretion, the Company may elect to pay Executive in lieu of part or all of any notice period.

(c) Termination by the Executive. The Executive’s employment may be terminated by the Executive for any or no reason by delivery of a Notice of Termination given in accordance with Section 13(d) at least thirty (30) days prior to such resignation. Notwithstanding the foregoing, the Company may in its discretion waive all or any portion of such resignation notice period without pay in lieu thereof.

(d) Notice of Termination. Any termination of employment (other than due to the Executive’s death) shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 13(d) hereof. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

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(e) Termination of Offices and Directorships; Return of Property. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that the Executive has in his possession, custody or control. Such Company property, if applicable, includes, without limitation: (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.

4. Obligations of the Company upon Termination.

(a) Accrued Obligations. In the event that the Executive’s employment under this Agreement terminates during the Employment Period for any reason, the Company will pay or provide to the Executive: (i) any earned but unpaid Base Salary, (ii) reimbursement of any business expenses incurred by the Executive prior to the Date of Termination that are reimbursable in accordance with Section 2(b)(v) hereof, to the extent timely substantiated by the Executive, and (iii) any vested amounts due to the Executive under any plan, program or policy of the Company (together, the “Accrued Obligations”). The Accrued Obligations described in clause (i) of the preceding sentence shall be paid within 30 days after the Date of Termination (or such earlier date as may be required by applicable law), the Accrued Obligations described in clause (ii) shall be paid in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company and the Accrued Obligations described in clause (iii) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program.

(b) Qualifying Termination. Subject to Sections 4(c), 4(e) and 13(f), and the Executive’s continued compliance with the provisions of Section 7 hereof, if the Executive’s employment with the Company is terminated during the Employment Period due to a Qualifying Termination, then in addition to the Accrued Obligations:

(i) Cash Severance. The Company shall pay the Executive an amount equal to 0.75 multiplied by the Base Salary (the “Salary Severance”), plus any annual bonus earned through the Date of Termination for the applicable calendar year based on the achievement of individual and/or Company performance goals as determined by the Board (or a subcommittee thereof) in its sole discretion (the “Bonus Severance”). The Salary Severance shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices following the Date of Termination but shall commence on the first payroll date following the effective date of the Release (as defined below), and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon. The Bonus Severance, to the extent any Bonus Severance becomes payable, will be made on the date on which annual bonuses are paid generally to the Company’s senior executives for the year in which such termination occurs, but in no event later than March 15th of the calendar year following the calendar year in which such termination occurs.

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(ii) COBRA. Subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, the Company shall continue to provide, during the COBRA Period (as defined below), the Executive and the Executive’s spouse and/or eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination; provided, however, that if the Company is unable to continue to cover the Executive (or the Executive’s spouse and/or dependents) under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act) or causing the Executive to incur penalties or other unfavorable tax consequences, then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). For purposes of this Agreement, “COBRA Period” shall mean the period beginning on the Date of Termination and ending on the nine (9)-month anniversary thereof, and in all events, if the Executive becomes eligible to participate in the “group health plan” of any subsequent employer, then the COBRA Period shall instead terminate at the end of the calendar month in which such eligibility begins (and the Executive agrees to give the Company prompt written notice of such eligibility).

(iii) Equity Acceleration. To the extent the Equity Award, or any portion thereof, remains unvested as of the Date of Termination, the Equity Award shall accelerate and vest effective as of the Date of Termination with respect to the number of RSUs equal to (A) (x) the number of days during the period commencing on the last vesting date prior to the Date of Termination (or the Effective Date, if there is no prior vesting date) and ending on the nine (9)- month anniversary of the Date of Termination, (y) divided by 365, and multiplied by (B) 75,000 (rounded up to the nearest whole number); provided, that the Equity Award shall remain subject to forfeiture, and shall not be settled, unless and until the Release becomes effective and non- revocable.

(c) Release. Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the payments and benefits provided for in Section 4(b) hereof that the Executive execute and deliver to the Company an effective release of claims in a form reasonably satisfactory to the Company (the “Release”) within 21 days (or, to the extent required by law, 45 days) following the Date of Termination and that the Executive not revoke such Release during any applicable revocation period. For the avoidance of doubt, all equity awards eligible for accelerated vesting pursuant to Section 4(b) hereof shall vest as of the Date of Termination and remain subject to forfeiture subject to the Executive’s execution and non-revocation of the Release, and no such equity awards shall become settled or exercisable (if applicable) until the effectiveness of the Release at the end of any applicable revocation period.

(d) Other Terminations. If the Executive’s employment is terminated for any reason not described in Section 4(b) hereof, the Company will pay the Executive only the Accrued Obligations.

(e) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 4, shall be paid to the Executive during the six-month period following the Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

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(f) Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 5 hereof, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.

5. Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6. Excess Parachute Payments; Limitation on Payments.

(a) Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company and reasonably acceptable to Executive, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non- cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

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7. Restrictive Covenants.

(a) The Executive hereby acknowledges that the Executive has previously entered into an agreement with the Company, effective as of the Effective Date, containing confidentiality, intellectual property assignment and other protective covenants (the “Confidentiality Agreement”), that the Executive remains bound by the terms and conditions of the Confidentiality Agreement, and that such agreement shall be additional to, and not in limitation of, the covenants contained in this Section 7.

(b) Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self- regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If the Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, the Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.

8. Executive Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

9. Successors. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement shall be assignable by the Company to any purchaser by way of merger, sale of equity interests, or sale of all or substantially all of the assets of the Operating Company with the purchaser agreeing to assume all of the Company’s obligations under this Agreement, and such assignment shall not, in and of itself, constitute a termination of the employment hereunder.

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10. Payment of Financial Obligations. The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement shall be allocated among the Operating Company, the Managing Member and any subsidiary or affiliate thereof in such manner as such entities determine in order to reflect the services provided by the Executive to such entities.

11. Indemnification. If the Company enters into indemnification agreements with its senior Executives, Executive and the Company shall enter into an indemnification agreement on substantially the same terms as apply under the indemnification agreements entered into between the Company and other senior executives (if any). Executive shall be covered under a directors’ and officers’ liability insurance policy paid for by the Company both during and after (while there remains any potential liability to Executive) the termination of Executive’s employment to the extent that the Company maintains such a liability insurance policy now or in the future for its active officers and directors.

12. Certain Definitions.

(a) “Cause” means the occurrence of any one or more of the following events:

(i) the Executive’s willful failure to perform his duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), including the Executive’s failure to follow any lawful directive from the Chief Executive Officer (“CEO”) within the reasonable scope of the Executive’s duties and the Executive’s failure to correct the same (if capable of correction, as determined by the CEO), within 30 days after a written notice is delivered to the Executive, which notice specifically identifies the manner in which the CEO believes that the Executive has not performed his duties;

(ii) the Executive’s commission of, indictment for or entry of a plea of guilty or nolo contendere to a felony crime or a crime of moral turpitude or involving dishonesty or a crime related to the Executive’s performance of duties for the Company;

(iii) the Executive’s breach of any material obligation under this Agreement, the Confidentiality Agreement or any other written agreement with the Company or its affiliates or under any applicable policy of the Company or its affiliates (including any code of conduct or harassment policies), and the Executive’s failure to correct the same (if capable of correction, as determined by the CEO), within 30 days after a written notice is delivered to the Executive, which notice specifically identifies the manner in which the CEO believes that the Executive has breached such material obligation;

(iv) any act of fraud, embezzlement, theft or misappropriation from the Company or its affiliates by the Executive;

(v) the Executive’s willful misconduct or gross negligence in connection with the performance of the Executive’s duties with the Company or a material breach by the Executive of his fiduciary duty to the Company or its affiliates; or

(vi) the Executive’s commission of an act of material dishonesty.

(b) “Code” means the Internal Revenue Code of 1986, as amended and the regulations thereunder.

(c) “Date of Termination” means the date on which the Executive’s employment with the Company terminates.

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(d) “Disability” means that the Executive has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Executive, as determined in the good faith discretion of the Board.

(e) “Good Reason” means the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(i) a material diminution in Executive’s Base Salary (other than a reduction that is applied proportionately with respect to senior executive officers of the Company generally);

(ii) a material diminution in Executive’s position, authority, duties or responsibilities, including Executive not holding the title of Chief Legal Officer of the Managing Member and Operating Company or a material change in Executive’s reporting relationship such that Executive no longer reports to the CEO of the Company (for clarity, if in connection with any merger, stock sale, asset sale or other business combination, the Managing Member or Operating Company becomes a subsidiary or division of any other entity or organization and Executive retains substantially the same position with either the Managing Member or Operating Company following such transaction, Executive shall not have Good Reason by virtue of any changes to his title, authority, duties or responsibilities that result solely from the Managing Member or Operating Company becoming part of a larger organization, including as a result of the Company no longer being required to file periodic reports under applicable securities laws and/or no longer having shares listed on one or more national securities exchanges or quoted on NASDAQ or a successor quotation system (as applicable));

(iii) a change in the geographic location of the Principal Location that increases Executive’s one-way commute by more than 30 miles; or

(iv) the Company’s failure to grant the Equity Award materially in accordance with the terms of this Agreement.

Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within 60 days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.

(f) “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice).

(g) “Qualifying Termination” means a termination of the Executive’s employment (i) by the Company without Cause (other than by reason of the Executive’s death or Disability), (ii) by the Executive for Good Reason or (iii) by reason of a Non-Renewal of the Employment Period by the Company if at the time of such Non-Renewal, Executive is willing and able to continue performing services on the terms and conditions set forth herein during the Renewal Term.

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(h) “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

(i) “Separation from Service” means a “separation from service” (within the meaning of Section 409A).

13. Miscellaneous.

(a) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. All judicial proceedings brought against any party arising out of or relating to this Agreement, or any obligations or liabilities hereunder, shall be brought and maintained in the United States District Court for the Southern District of Florida or, if such court fails to satisfy applicable jurisdictional requirements, then the applicable state court located in the city of Miami, Florida, provided that any party may seek injunctive relief in any court of competent jurisdiction. By executing this Agreement, each party irrevocably (i) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (ii) waives, to the fullest extent permitted by applicable law any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute; (iii) agrees that service of all process in any such proceeding in any such court may be made by nationally recognized overnight courier or by registered or certified mail, return receipt requested, to such party at its last known address; (iv) agrees that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over the party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; (v) agrees that the parties retain the right to serve process in any other manner permitted by law but shall not have any right to bring proceedings against the other party in the courts of any other jurisdiction; and (vi) agrees that the provisions of this Agreement relating to jurisdiction and venue shall be binding and enforceable to the fullest extent permissible under applicable law. Notwithstanding the foregoing, the Company may seek injunctive or equitable relief to enforce the terms of this Agreement in any court of competent jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, TO THE EXTENT ALLOWED BY LAW.

(b) Interpretation. The titles, headings and captions of this Agreement are not part of the provisions hereof and shall have no force or effect. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. All references to “including” shall be construed as meaning “including without limitation.”

(c) Right to Consult with Counsel; No Drafting Party. Each party has been, or has had the opportunity to be represented by his, her or its own counsel in connection with the negotiation and preparation of this Agreement, and, consequently, each party waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including, but not limited to, any rule of law to the effect that any provision of this Agreement will be interpreted or construed against the party whose counsel drafted that provision.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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If to the Executive: at the Executive’s most recent address on the records of the Company.

If to the Managing Member or the Operating Company:

AST & Science, LLC

2901 Enterprise Lane

Midland, Texas 79706

Attn: Sean Wallace, Chief Financial Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(f) Section 409A of the Code.

(i) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 13(f) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(ii) Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s Separation from Service.

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(iii) To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(h) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation as the Company may reasonably determine. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

(i) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(j) Entire Agreement. This Agreement, and the related agreements referenced herein (including the Confidentiality Agreement and the Equity Award), constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries or affiliates, or representative thereof (including any employment offer letter between the Company and the Executive). Notwithstanding anything herein to the contrary, this Agreement and the obligations and commitments hereunder shall neither commence nor be of any force or effect prior to the Effective Date.

(k) Arbitration.

(i) Any controversy or dispute that establishes a legal or equitable cause of action (“Arbitration Claim”) between any two or more Persons Subject to Arbitration (as defined below), including any controversy or dispute, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to the Executive’s service or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures, which are available at http://www.jamsadr.com/rules-employment-arbitration/, and the Company will provide a copy upon the Executive’s request. Notwithstanding the foregoing, this Agreement shall not require any Persons Subject to Arbitration to arbitrate pursuant to this Agreement any claims: (A) under a Company benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended; or (B) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration. Either party may seek provisional non-monetary remedies in a court of competent jurisdiction to the extent that such remedies are not available or not available in a timely fashion through arbitration. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator.

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(ii) “Persons Subject to Arbitration” means, individually and collectively, (A) the Executive, (B) any person in privity with or claiming through, on behalf of or in the right of the Executive, (C) the Company, (D) any past, present or future affiliate, employee, officer, director, member, manager, partner or agent of the Company or any of its subsidiaries, and/or (E) any person or entity alleged to be acting in concert with or to be jointly liable with any of the foregoing.

(iii) The arbitration shall take place before a single neutral arbitrator at the JAMS office in Miami, Florida. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.

(iv) In the event of arbitration relating to this Agreement, the non- prevailing party shall reimburse the prevailing party for all costs incurred by the prevailing party in connection with such arbitration (including reasonable legal fees in connection with such arbitration, including any litigation or appeal therefrom).

(v) THE EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.

(vi) THE EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

(vii) This Section 13(k) shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate service disputes. To the extent any terms or conditions of this Section 13(k) would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section 13(k). To the extent applicable law imposes additional requirements to allow enforcement of this Section 13(k), this Agreement shall be interpreted to include such terms or conditions.

(l) No Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

(m) Amendment; Survival. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto. The respective rights and obligations of the parties under this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(n) Counterparts. This Agreement and any agreement referenced herein may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, each of the Managing Member and the Operating Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

AST SPACEMOBILE, INC.,
a Delaware corporation

By:	/s/ Sean Wallace
Name:	Sean Wallace
Title:	CFO

AST & SCIENCE, LLC,
a Delaware limited liability company

By:	/s/ Sean Wallace
Name:	Sean Wallace
Title:	CFO

EXECUTIVE

/s/ Andrew M. Johnson
Andrew M. Johnson

[Signature Page to Employment Agreement]